FUQI International Expands Retail Jewelry Presence

-Opens Two FUQI-Branded and One Temix Jewelry Counters-
-Finalizes Two FUQI-Branded and Three Temix Jewelry Counters-
-Company Reiterates Comfort with 3Q08 and FY08 Revenue, Net Income and Diluted EPS Forecasts-

Shenzhen, China, September 24, 2008 - FUQI International, Inc. (Nasdaq GM: FUQI) today announced that it has expanded its retail presence within the Beijing and Shanghai markets.

Two FUQI-branded jewelry counters have opened in two department stores--one at the ‘Xidan Shopping Mall’, the other at the ‘Chengxiang Huamao Department Store’, which are located among the biggest business and tourist districts in Beijing. The average size of each store counter ranges from 330-550 square feet. Approximately 2,000-2,500 SKU’s will be available for sale at each counter on a monthly basis. Another two FUQI-branded jewelry counters are expected to open in Beijing in September and November 2008, respectively.

The Company has also opened one Temix jewelry counter at a ‘Department Store of Articles for Women’, a wholly-owned subsidiary of Shanghai Hualian Supermarket Corporation, located at the Huaihai Zhong Road in Shanghai which is a central shopping destination. Three additional Temix jewelry counters are expected to open— the first at the ‘City Center Shopping Mall’ in the Changning District, Shanghai; the second at the ‘Blue Island Mansion Shopping Arcade’, Chaoyang District, Beijing in late September 2008; and the third at the ‘Chengxiang Trading Center’, Haidian District, Beijing in November 2008. The average size of each store counter will be approximately 440-770 square feet with approximately 1,500-2,000 SKU’s available for sale at each counter on a monthly basis.

Mr. Yu Kwai Chong, Chairman of Fuqi International commented, ''We are pleased to expand our retail brand presence by opening up more jewelry counters in new locations. Part of our retail strategy is to increase the recognition of both the FUQI and Temix brands in highly desirable locations in premier shopping malls in Tier 1 cities in China, such as Beijing and Shanghai. The FUQI brand is marketed to a broad group of mid-level income men and women that purchase more traditional gold and platinum jewelry and jewelry gift items while our Temix counters and retail stores represent contemporary, fashionable jewelry designs that appeal to young women. Temix also has a fashionable diamond business in addition to its wide selection of gold and platinum products. Several of our existing Temix stores will soon be offering fashionable jade jewelry into our product mix to fulfill the style demands of our growing base of female customers.

With these new retail outlets, we now have a total of 60 outlets comprised of 52 store counters and eight retail stores. Our balance sheet is healthy and our strong cash position allows us to actively evaluate and pursue retail acquisition opportunities in the market. We remain comfortable with our wholesale and retail growth plan for this year and are focused on strengthening our position as the leading provider of luxury jewelry products in the Chinese market,” concluded Chong.

The Company today reiterated comfort with its previously announced financial forecast for 3Q08 and FY08. For the third quarter, the Company anticipates total wholesale revenue of approximately $75 - $77 million, which would represent a year-over-year increase of approximately 108% - 114%, respectively. Additionally, the Company expects retail revenue in the third quarter of approximately $3.8 - $4 million. Net income in the third quarter is expected to be in the range of $5.8 - $5.9 million, or $0.26 - $0.27 per diluted share, based on a weighted average share count of 22.1 million shares.

For the full year 2008, the Company expects total revenue of approximately $325 - $333 million. This forecast is comprised of $315.5 - $323 million in expected wholesale revenue and $9.5 - $10 million in expected revenue from retail. The Company also anticipates consolidated net income of $23.7 - $24.3 million, and diluted EPS of $1.07 - $1.09, based on a weighted average share count of 22.2 million shares.

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.
All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:

Dexter Fong
Executive VP of Corporate Development
Phone: 1-408-476-7139

Bill Zima
ICR Inc. (US)
Phone: 203-682-8200